U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                FORM 12b-25


                        NOTIFICATION OF LATE FILING



                                                   SEC FILE NUMBER
                                                       0-31235




                                                    CUSIP NUMBER
                                                         N/A



                                (Check One):
                                ____________

     [X] Form 10-K and Form 10-KSB [ ] Form 20-F  [ ] Form 11-K

     [  ] Form 10-Q and Form 10-QSB     [ ] Form N-SAR

     For Period Ended:   December 31, 2001

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:
                                      --------------------------------

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     Read  Attached Instruction  Sheet Before  Preparing Form.  Please
     Print or Type.

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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


          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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     Part I - Registrant Information

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


          Full Name of Registrant       CONX Capital Corporation
          Former Name if Applicable
                                    ---------------------------------
          Address of Principal Executive Office (Street and Number)
                    502 N. Division Street
          City, State and Zip Code
                    Carson City, NV 89703


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     Part II - Rules 12b-25(b) and (c)

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     If the  subject report  could not  be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The  reasons described in reasonable detail in Part III
               of  this   form  could   not   be  eliminated   without
               unreasonable effort or expense;

     [X]  (b)  The   subject   annual  report,   semi-annual   report,

               transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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     Part III - Narrative

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     State below  in reasonable detail  the reasons why Form  10-K and
     Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.
                                       (Attach Extra Sheets if Needed)

     The Registrant is currently in the process of finalizing its audited financial statements and the preparation of its Annual Report on Form 10-K. The Registrant represents that its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 will be filed on or before the fifteenth calendar day following the prescribed due date of April 1, 2002.


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     Part IV - Other Information

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          (1)  Name  and  telephone  number of  person  to  contact in regard to this notification

           Michael E. Karney               501         370-3394
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               (Name)                   (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                     [X]  Yes  [ ]  No


          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     [ ]  Yes  [X]  No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Conx Capital Corporation
                (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: April 1, 2002                By  /s/  Todd W. Tiefel
                                           ---------------------------
                                        Name:  Todd W. Tiefel
                                               ------------------------
                                        Title: Secretary, Treasurer
                                               and Director
                                               ------------------------


     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                 ATTENTION

          Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).